                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K
                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  April 7, 1999



                       JONES CABLE INCOME FUND 1-C, LTD.
                       ---------------------------------
            (Exact name of registrant as specified in its charter)



       Colorado                     0-15714                     84-1010419
       --------                     -------                     ----------
(State of Organization)        (Commission File No.)            (IRS Employer
                                                             Identification No.)


P.O. Box 3309, Englewood, Colorado  80155-3309                (303) 792-3111
----------------------------------------------                --------------
(Address of principal executive office and Zip Code)          (Registrant's
                                                               telephone no.
                                                            including area code)

Item 1.    Changes in Control of Registrant
           --------------------------------

     The general partner of Jones Cable Income Fund 1-C, Ltd. is Jones Intercable, Inc. (the "General Partner"). On April 7, 1999, Comcast Corporation ("Comcast") completed the acquisition of a controlling interest in the General Partner. Comcast now owns approximately 12.8 million shares of the General Partner's Class A Common Stock and approximately 2.9 million shares of the General Partner's Common Stock, representing approximately 37% of the economic interest and 47% of the voting interest in the General Partner. Also on that date, Comcast contributed its shares in the General Partner to Comcast's wholly owned subsidiary, Comcast Cable Communications, Inc. ("Cable Communications"). The approximately 2.9 million shares of Common Stock of the General Partner owned by Comcast represents approximately 57% of the outstanding Common Stock, which class of stock is entitled to elect 75% of the board of directors of the General Partner. As a result of this transaction, the General Partner is now a consolidated public company subsidiary of Comcast Cable. The completion of this transaction was announced in a press release made by Comcast on April 7, 1999, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

     Comcast acquired its controlling interest in the General Partner through the closings of the following agreements: (1) the Agreement dated August 12, 1998, by and among Comcast, the Jones Entities (as defined below) and certain affiliates of the Jones Entities named therein; (2) the Purchase and Sale Agreement dated May 22, 1998 by and among Comcast, BTH (as defined below), BTH (U.S. Cable) Limited ("US Cable") and BTH (Intercable) Limited ("BTH Intercable"), as amended by the Amended and Restated Purchase and Sale Agreement, dated August 12, 1998, by and among Comcast, BTH, US Cable and BTH Intercable; (3) Amendment No. 1 to the Option Agreements, dated August 12, 1998, by and among certain of the Jones Entities and The Bank of New York (as successor agent to Morgan Guaranty Trust Company of New York) as agent for BTH and Comcast and (4) the Agreement and Amendment No. 1 to Shareholders Agreement by and among the General Partner, the Jones Entities, BTH, US Cable and BTH Intercable, which Comcast entered in May and August 1998 with the General Partner's former principal shareholders - Mr. Glenn R. Jones, Jones International, Ltd., Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc., Jones Interdigital, Inc., Jones Grantor Business Trust and Jones International Grantor Business Trust (collectively, the "Jones Entities") and BCI Telecom Holdings Inc. ("BTH"). The agreements provided for, among other things, (i) the immediate exercise of the control option and the acquisition by Comcast of the General Partner's Common Stock that was owned by the Jones Entities, (ii) the acquisition by Comcast of the General Partner's Class A Common Stock that was beneficially owned by US Cable and (iii) the resignation of all of the directors of the General Partner other than those certain directors mutually designated by the Jones Entities and BTH pursuant to the Shareholders Agreement and the election of directors designated by Comcast to fill such vacancies. The transactions described above closed on April 7, 1999, and Comcast paid BCE Inc., as successor to BTH, $508,159,632.36 in cash for its shares of Class A Common Stock and Comcast paid the Jones Entities $148,113,063.90 in cash for their shares of Common Stock. Comcast had previously paid the Jones Entities $50,000,000 in cash on August 12, 1998. Comcast financed these payments through the use of working capital.

     Also on April 7, 1999, the Bylaws of the General Partner were amended to establish the size of the board of directors as a range from eight to thirteen directors and the board was reconstituted so as to have eight directors. Pursuant to the terms of the agreements among Comcast, BTH and the Jones Entities, on April 7, 1999, the following directors of the General Partner resigned: Robert E. Cole, Josef J. Fridman, James J. Krejci, James B. O'Brien, Raphael M. Solot, Robert Kearney, Howard O. Thrall, Siim Vanaselja, Sanford Zisman and Glenn R. Jones. In addition, Donald L. Jacobs resigned as a director elected by the holders of Class A Common Stock and was elected by the remaining directors as a director elected by the holders of Common Stock. The remaining directors elected the following persons to fill the vacancies on the board created by such resignations: Ralph J. Roberts, Brian L. Roberts, John R. Alchin, Stanley Wang and Lawrence S. Smith. All of the newly elected directors, with the exception of Mr. Jacobs, are officers of Comcast. Also on April 7, 1999, the following executive officers of the General Partner resigned: Glenn
R. Jones, James B. O'Brien, Ruth E. Warren, Kevin P. Coyle, Cynthia A. Winning, Elizabeth M. Steele, Wayne H. Davis and Larry W. Kaschinske. The following persons were appointed as executive officers of the General Partner on April 7, 1999: Ralph J. Roberts, Brian L. Roberts, Lawrence S. Smith, John R. Alchin and Stanley Wang.

     Comcast is principally engaged in the development, management and operation of broadband cable networks and in the provision of content through programming investments. Cable Communications is principally engaged in the development, management and operation of broadband cable networks. The address of Comcast's principal office is 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. The address of Cable Communications' principal office is 1201 Market Street, Suite 2201, Wilmington, Delaware 19801.

Item 7.    Financial Statements and Exhibits.
           ---------------------------------

Exhibit 99.1:   Press release dated April 7, 1999 from Comcast.
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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

                                     JONES CABLE INCOME FUND 1-C, LTD.,
                                     a Colorado limited partnership

                                     By:  Jones Intercable, Inc.,
                                          its general partner



Dated:  April 15, 1999               By:  /s/ Arthur R. Block
                                        --------------------------------
                                            Arthur R. Block
                                            Vice President



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